EXHIBIT 99.1

AMERICAN LEARNING CORPORATION REGAINS

COMPLIANCE WITH NASDAQ MARKETPLACE RULES

JERICHO, NY, July 20, 2012: American Learning Corporation (Nasdaq: ALRN) (the “Company”) announced today that it received notice from The Nasdaq Stock Market LLC (“Nasdaq”) on July 19, 2012 indicating that the Company has regained compliance with Nasdaq Listing Rule 5550(a)(2) relating to the minimum bid price of the Company’s common stock (the “Shares”).

On June 1, 2012, the Company had received a deficiency letter from Nasdaq indicating that the Company’s Shares were subject to delisting from The Nasdaq Capital Market because for 30 consecutive business days the Company’s Shares had a bid price below the $1.00 minimum bid as required for continued listing.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided a grace period of 180 calendar days, or until November 27, 2012, to regain compliance with this requirement for continued inclusion on The Nasdaq Capital Market. Since then, the closing bid price of the Company’s Shares has been at $1.00 per share or greater for at least 10 consecutive business days. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2) and the matter is now considered closed.

American Learning Corporation, through its wholly owned subsidiaries, Interactive Therapy Group Consultants, Inc. and Signature Learning Resources, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Learning Corporation, One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.